Exhibit (a)(5)(M)

Momenta Pharmaceuticals Announces Expiration of Hart-Scott-Rodino Waiting Period

in Connection with Proposed Sale to Johnson & Johnson

CAMBRIDGE, Mass., September 15, 2020 (GLOBE NEWSWIRE) — Momenta Pharmaceuticals, Inc. (NASDAQ: MNTA, “Momenta” or the “Company”), a biotechnology company focused on discovering and developing novel biologic therapeutics to treat rare immune-mediated diseases, today announced the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), in connection with the all-cash tender offer by Vigor Sub, Inc. (“Vigor”), a wholly owned subsidiary of Johnson & Johnson (“Johnson & Johnson” or “J&J”), for all the outstanding shares of Momenta common stock for $52.50 per share (the “Offer Price”). The tender offer, which commenced on September 2, 2020, is being made pursuant to the previously announced merger agreement among Johnson & Johnson, Vigor and Momenta, dated August 19, 2020 (the “Merger Agreement”).

With the expiration of the waiting period, the transaction is expected to close in early October 2020, subject to the satisfaction of all remaining closing conditions set forth in the Merger Agreement. Unless the tender offer is extended, the tender offer will expire at 12:00 midnight, New York City time, at the end of the day on September 30, 2020.

Following the completion of the tender offer, Johnson & Johnson expects to consummate a merger of Momenta with Vigor as soon as practicable, in which shares of Momenta that have not been tendered in the tender offer will be acquired by Johnson & Johnson and converted into the right to receive the Offer Price. The Merger Agreement was unanimously approved by the Boards of Directors of both Momenta and Johnson & Johnson and includes customary termination provisions for both Momenta and Johnson & Johnson. The Momenta Board of Directors has unanimously recommended that Momenta stockholders tender their shares pursuant to the tender offer.

About Momenta

Momenta Pharmaceuticals is a biotechnology company with a validated innovative scientific platform focused on discovering and developing novel therapeutics to treat rare, immune-mediated diseases and advancing its late stage biosimilar portfolio. The Company is headquartered in Cambridge, MA.

To learn more about Momenta, please visit www.momentapharma.com, which does not form a part of this press release.

Momenta’s logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

Forward-Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements about the timing of completion of the tender offer and transaction; and product development goals. Forward-looking statements may be identified by words and phrases such as “advance,” “anticipate,” “being developed,” “believe,” “continue,” “expect,” “guidance,” “look forward to,” “may,” “plan,” “possible,” “potential,” “progress,” “propose,” “remains,” “target,” “will,” “working toward” and other similar words or expressions, or the negative of these words or similar words or expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including: (i) uncertainties as to the timing of the completion of the tender offer and the subsequent merger; (ii) the risk that the tender offer or the subsequent merger may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of Momenta’s stockholders tendering their shares in the tender offer; (iv) the possibility that competing offers or acquisition proposals for Momenta will be made; (v) the possibility that any or all of the various conditions to the consummation of the tender offer or the subsequent merger may not be satisfied or waived; (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement among Johnson & Johnson, Vigor and Momenta, including in circumstances which would require Momenta to pay a termination fee; (vii) the effect of the announcement or pendency of the transactions contemplated by the merger agreement on Momenta’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (viii) risks related to diverting management’s attention from Momenta’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the transactions contemplated by the merger agreement may result in significant costs of defense, indemnification and liability; and (x) those referred to under the section “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2020, filed with the Securities and Exchange Commission, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. The Company is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

INVESTOR CONTACT:

Patty Eisenhaur

Momenta Pharmaceuticals

1-617-395-5189

IR@momentapharma.com

MEDIA CONTACT:

Karen Sharma

MacDougall

781-235-3060

ksharma@macbiocom.com

Additional Information and Where to Find It

This communication is for informational purposes only and is not an offer to buy nor a solicitation of an offer to sell any securities of Momenta. The solicitation and the offer to buy shares of Momenta’s common stock has been made pursuant to a tender offer statement on Schedule TO, as amended, including an offer to purchase, a letter of transmittal and other related materials that Johnson & Johnson and Vigor have filed with the Securities and Exchange Commission (“SEC”). In addition, Momenta has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9,

as amended, with respect to the tender offer. Investors may obtain a free copy of these materials and other documents filed by Johnson & Johnson, Vigor and Momenta with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by Momenta under the “Investors & News” section of Momenta’s website at www.momentapharma.com or by directing a request to Momenta at +1-617-395-5189. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT OF MOMENTA AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES IN THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.